EXHIBIT 99.2

PRESS RELEASE

THE CHEESECAKE FACTORY OPENS
GRAND LUX CAFE IN AVENTURA, FLORIDA

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA — March 6, 2007 — The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced the opening of its ninth Grand Lux Cafe at the Aventura Mall in Aventura, Florida on March 5, 2007.  The restaurant contains approximately 10,400 square feet and 300 seats.

“The Grand Lux Cafe in Aventura marks our first new restaurant opening of fiscal 2007 and the first of as many as five to six new Grand Lux Cafe restaurants to open this year.  The Miami market has proven itself to be a high demand market for upscale, casual dining.  Our strategy of placing Grand Lux Cafes in established Cheesecake Factory markets such as this is helping to build a strong, solid following for Grand Lux Cafe,” said David Overton, Chairman and CEO.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 123 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.50.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates nine upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the

Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

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